UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 3, 2025

LAVA Therapeutics N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	001-40241	82-2745484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Yalelaan 62 Utrecht, The Netherlands	3584
(Address of principal executive offices)	(Zip Code)

+31 85 016 3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, nominal value €0.12 per share	LVTX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement; Initial Tender Offer, Duration and Expiration Time

On August 3, 2025, LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”), entered into a share purchase agreement (the “Purchase Agreement”) with XOMA Royalty Corporation, a Nevada corporation (“XOMA” or “Buyer”). The Purchase Agreement provides for, among other things, the acquisition of all of the Company’s issued and outstanding ordinary shares, par value €0.12 per share (“Shares”), by Buyer through a tender offer (the “Offer”), for a price per Share of $1.16 (the “Base Price Per Share”) plus an additional amount of cash of up to $0.08 per Share (such amount as finally determined in accordance with the Purchase Agreement, the “Additional Price Per Share,” and together with the Base Price Per Share, the “Cash Amount”) plus one contingent value right (“CVR”) per Share, which shall represent the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined and further described below), payable subject to any applicable tax withholding and without interest (together with the Cash Amount, the “Offer Consideration”).

The Company’s Board of Directors (the “Board”) has unanimously (i) determined that the Offer and the other transactions contemplated by the Purchase Agreement (collectively, the “Transactions”) are in the best interests of the Company and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorized and approved the terms and conditions of the Purchase Agreement and the Transactions and the execution, delivery and performance of the Company’s obligations under the Purchase Agreement and (iii) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and the other Transactions, to recommend acceptance of the Offer by the shareholders of the Company and to recommend that the Company’s shareholders vote in favor of approval and adoption of the resolutions to be proposed to the extraordinary general meeting of the shareholders of the Company discussed below (the “EGM”).

Under the Purchase Agreement, and upon the terms and subject to the conditions thereof, Buyer is required to commence the Offer as promptly as practicable, and in any event no later than 10 business days after the date of the Purchase Agreement. The Offer will initially remain open until 5:00 p.m. (New York City time) on the day that is the later of the 20th business day from the commencement of the Offer or the third business day after the date of the EGM, subject to potential extensions of the Offer in accordance with the terms of the Purchase Agreement. The time at which the Offer expires (taking into account any extensions) is referred to as the “Expiration Time.”

Subsequent Offering Period; Post-Offer Reorganization

After the Expiration Time, Buyer will commence a subsequent offering period (the “Subsequent Offering Period”) for a period of five business days to purchase additional Shares for the Offer Consideration.

Subject to the adoption of the relevant resolutions at the EGM and the satisfaction of other conditions, as soon as promptly practicable following the expiration of the Subsequent Offering Period, Buyer and the Company shall effectuate a corporate reorganization involving the Company and its subsidiaries (the “Post-Offer Reorganization”). The Post-Offer Reorganization will be implemented by means of a Dutch statutory merger of the Company (as disappearing company) with and into LAVA Therapeutics New Topco B.V. (“New Topco”) (as acquiring company) (the “Downstream Merger”), immediately followed by a cancellation of all then-outstanding shares in the capital of New Topco that are held by shareholders other than Buyer against payment by New Topco to such shareholders of the Offer Consideration, subject to applicable withholding taxes and without interest.

Upon completion, each Company shareholder that did not tender its Shares prior to the expiration of the Subsequent Offering Period will, therefore, cease to hold any Shares (and will only temporarily hold shares in the capital of New Topco) and will receive, pursuant to the Post-Offer Reorganization an amount in cash and CVRs, without interest and subject to any required tax withholding, equal to the Offer Consideration multiplied by the number of Shares held by such minority shareholder immediately prior to the effective time of the Downstream Merger.

As a result of the Post-Offer Reorganization, the Company will no longer be a publicly traded company, the listing of the Shares on Nasdaq Stock Market LLC will be terminated and the Shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), resulting in the cessation of the Company’s reporting obligations with respect to the Shares thereunder.

Conditions to the Offer

Buyer’s obligation to purchase Shares pursuant to the Offer is subject to the satisfaction or waiver of various usual and customary conditions, including: (i) that there have been validly tendered pursuant to the Offer, and not properly withdrawn (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time), a number of Shares that, together with the Shares then owned by Buyer or its affiliates, represents at least 80% of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time (the “Minimum Condition”), provided that the Minimum Condition may be reduced to 75% in certain circumstances specified in the Purchase Agreement; (ii) that there is not in effect any applicable law or order (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced, or issued by any court or other governmental authority of competent jurisdiction prohibiting, rendering illegal, or enjoining the consummation of the Transactions; (iii) the accuracy of representations and warranties made by the Company in the Purchase Agreement, including that, since the date of the Purchase Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Purchase Agreement); (iv) compliance in all material respects by the Company with its obligations under the Purchase Agreement; (v) that no effect, event, fact, change, development or occurrence has occurred following the date of the Purchase Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (vi) that at the EGM (or a subsequent extraordinary general meeting) of Company shareholders, the Company shareholders have adopted resolutions related appointing Buyer’s designees to the Board and certain transactions pursuant to the Purchase Agreement (the “Shareholder Approval”); (vii)  the Closing Net Cash (as defined in the Purchase Agreement) shall be no less than the amount specified in the Purchase Agreement (the “Closing Net Cash Condition”); and (viii) no termination of the Purchase Agreement (each individually, an “Offer Condition,” and collectively, the “Offer Conditions”). The obligations of XOMA and Buyer to consummate the Offer under the Purchase Agreement are not subject to a financing condition.

Extensions of the Offer

If, among other things, at any then-scheduled Expiration Time, any Offer Condition has not been satisfied or waived by Buyer, Buyer shall, subject to certain exceptions, extend the Offer on one or more occasions in consecutive periods of up to ten business days in order to permit the satisfaction of such Offer Condition.

If Buyer determines at any then-scheduled Expiration Time that certain Offer Conditions are not reasonably likely to be satisfied within a ten-business day extension period, then Buyer may choose to extend the Offer for up to 20 business days instead.

Buyer is not required to extend the Offer beyond December 31, 2025 (the “End Date”). In addition, if the only unmet Offer Condition is the Minimum Condition, Buyer may, but is not required to, extend the Offer on more than two occasions in consecutive periods of up to 10 business days.

Representations, Warranties and Covenants

The Purchase Agreement contains representations and warranties from both the Company, on the one hand, and XOMA and Buyer, on the other hand, customary for a transaction of this nature. The Purchase Agreement also contains customary covenants and agreements, including with respect to the operations of the business of the Company between the date of the Purchase Agreement and the date on which the Downstream Merger becomes effective (the “Effective Time”).

Termination Rights

The Purchase Agreement contains customary termination rights for Buyer, on the one hand, and the Company, on the other hand, including, among others, for failure to consummate the Offer on or before the End Date. If the Purchase Agreement is terminated under certain circumstances specified in the Purchase Agreement, including in connection with the Company’s entry into an agreement with respect to a Superior Proposal (as defined therein), the Company will be required to pay XOMA a termination fee of $750,000.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Transactions, its inclusion is not intended to be a source of business or operational information about the Company, XOMA or their respective subsidiaries and affiliates. The assertions embodied in the representations and warranties contained in the Purchase Agreement are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Purchase Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties to the Purchase Agreement. Accordingly, the representations and warranties in the Purchase Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company, XOMA or their respective subsidiaries or affiliates at the time they were made or and the Company’s shareholders should consider the information in the Purchase Agreement in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures if such updates are not required by law. The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, XOMA or their respective subsidiaries or affiliates and the Transactions that will be contained in or attached as an annex to filings that XOMA and the Company will make with the SEC, including a Tender Offer Statement on Schedule TO and a Solicitation/Recommendation Statement on Schedule 14D-9.

Contingent Value Rights Agreement

At or prior to the Closing (as defined in the Purchase Agreement), Buyer expects to enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a duly qualified rights agent in its capacity as initial representative, agent and attorney-in-fact of the CVR holders. Each CVR represents the contractual right to receive certain contingent cash payments calculated as follows:

(i)            100% of the amount by which the Closing Net Cash as adjusted for any Permitted Deductions (as defined in the CVR Agreement) made within ninety (90) days following the Closing Date (as defined in the Purchase Agreement), exceeds Closing Net Cash as finally determined pursuant to Section 2.01(j)-(n) of the Purchase Agreement;

(ii) (A) 100% of the Net Proceeds (as defined in the CVR Agreement), if any, from any sale, transfer, license or other disposition (each, a “Disposition”) by the Company, of all or any part of the rights, intellectual property and other assets related to LAVA-1266 prior to the Closing; or (B) 75% of the Net Proceeds, if any, from any Disposition by Buyer or any of its affiliates, including the Company, after, of all or any part of the CVR Products (as defined in the CVR Agreement) entered into following the Closing, in each case for the period beginning at the Closing and ending on the 10th anniversary of the Closing; and

(iii)  75% of the Net Proceeds, in the case of Gross Proceeds as payable to Buyer or any of its Affiliates, including the Company (after the Closing) and New Topco, or is otherwise due to or received by Buyer or any of its Affiliates, including the Company (after the Closing) and New Topco, in respect of the Company’s collaborations (i) with Pfizer Inc. (formerly Seagen Inc.) to develop, manufacture and commercialize EGFRd2 (PF-8046052) pursuant to that certain Exclusive License Agreement, by and between Pfizer Inc. and Company, dated September 23, 2022, as amended, restated, modified, replaced and novated from time to time and (ii) with Johnson & Johnson (formerly Janssen) for the discovery and development of novel bispecific antibody-based T cell engagers for the treatment of cancer, including JNJ-89853413 pursuant to that certain Research Collaboration and License Agreement, by and between Johnson & Johnson and Company, dated May 13, 2020, as amended, restated, modified, replaced and novated from time to time, for the period beginning at the Closing and ending on the 10th anniversary of the Closing.

The right to the contingent payments contemplated by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement. The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Buyer (and, following the Closing, New TopCo) or any of its affiliates. No interest will accrue on any amounts payable in respect of the CVRs.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the form of CVR Agreement, a copy of which is included as Exhibit C to Exhibit 2.1 hereto and is incorporated herein by reference.

Support Agreements

Concurrently with the execution and delivery of the Purchase Agreement, and as a condition of and inducement to Buyer’s willingness to enter into the Purchase Agreement, certain of the Company’s directors and executive officers (collectively, the “Support Agreement Parties”) entered into tender and support agreements delivered to the Buyer, following approval thereof by the Board, (each, a “Support Agreement”). The Support Agreements provide that, among other things, the Support Agreement Parties irrevocably tender the Shares held by them in the Offer, upon the terms and subject to the conditions of each respective Support Agreement. The Shares subject to the Support Agreements comprise approximately 0.5% of the outstanding Shares as of August 3, 2025. The Support Agreements will terminate upon certain circumstances, including upon termination of the Purchase Agreement or upon an Adverse Recommendation Change (as defined in the Purchase Agreement).

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement, a copy of which is included herein as Exhibit D to Exhibit 2.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 4, 2025, the Company issued a press release announcing the signing of the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Information.

On August 4, 2025, the Company announced its decision to discontinue its Phase 1 clinical trial of LAVA-1266 for acute myeloid leukemia and myelodysplastic syndrome and initiate the wind-down of the LAVA-1266 program.

Important Additional Information and Where to Find It

The Offer has not yet commenced, and this Current Report on Form 8-K is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the ordinary shares of the Company or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by XOMA, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by the Company. The Offer to purchase the outstanding Shares will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. The Company also plans to file a proxy statement in connection with an extraordinary general meeting of shareholders at which the Company shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions referenced herein, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the EGM.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDNG THE EXTRAORDINARY GENERAL MEETING AND THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES (INCLUDING THE TERMS AND CONDITIONS OF THE OFFER) OR MAKING ANY VOTING DECISION FOR THE EXTRAORDINARY GENERAL MEETING. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “SEC Filings” subsection of the “Financial Information” section of the Company’s website at https://ir.lavatherapeutics.com/.

Participants in the Solicitation

The Company, its directors and executive officers and other members of its management and employees, as well as XOMA and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the EGM Proposals. Information about the Company’s directors and executive officers and their ownership of Shares is set forth in the proxy statement for the Company’s 2025 annual general meeting of shareholders, which was filed with the SEC on April 28, 2025. Information about XOMA’s directors and executive officers is set forth in the proxy statement for XOMA’s 2025 annual meeting of shareholders, which was filed with the SEC on April 15, 2025. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of the Company’s directors and executive officers in the transaction, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements,” including, but not limited to, statements regarding the Company’s beliefs and expectations and statements about the proposed transaction, including the benefits of the proposed transaction; filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the potential payment of proceeds to the Company’s shareholders, if any, pursuant to the CVR Agreement; and the ability and timing to complete the proposed transactions considering the various closing conditions and the consideration to be received by the Company under the Purchase Agreement. These statements may be identified by their use of forward-looking terminology including, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” and “would,” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that various closing conditions set forth in the Purchase Agreement may not be satisfied or waived, including uncertainties as to the percentage of the Company’s shareholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that the closing conditions might not be met; the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its ordinary shares; the delay or failure of the Offer Conditions to be satisfied (or waived), including insufficient ordinary shares of LAVA being tendered in the Offer; significant costs associated with the Transactions; the risk that any shareholder or other litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVR Agreement may not result in any value to the Company’s shareholders; the possibility that prior to the completion of the Transactions, LAVA’s or XOMA’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of LAVA’s business and the fact that the announcement and pendency of the Transactions may make it more difficult to establish or maintain relationships with employees, manufacturers, suppliers, vendors or business partners; the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; as well as potential adverse effects on the Company’s business condition and results from general economic and market conditions and overall fluctuations in the United States and international equity markets, including as a result of inflation, heightened interest rates, recent and potential future pandemics and other health crises, and hostilities, including the Russian invasion of Ukraine and the conflict in the Middle East; and other risks and uncertainties discussed in the Company’s most recent annual and quarterly reports filed with the SEC as well as in the Company’s subsequent filings with the SEC. As a result of such risks and uncertainties, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. There can be no assurance that the Transactions will in fact be consummated. The Company cautions investors not to unduly rely on any forward-looking statements.

The forward-looking statements contained in this Current Report on Form 8-K are made as of the date hereof, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1+	Share Purchase Agreement, dated August 3, 2025, by and among XOMA Royalty Corporation and LAVA Therapeutics N.V.
99.1	Press Release of XOMA Realty Company and LAVA Therapeutics N.V. dated August 4, 2025.
104	Cover page interactive data file (embedded within the inline XBRL document).

+ Certain schedules and annexes have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and annexes upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any annexes or schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAVA Therapeutics N.V.

Date: August 4, 2025	By:	/s/ Fred Powell
Fred Powell Chief Financial Officer